Exhibit 10.4
PROMISSORY NOTE
(Asset Purchase Agreement)
Southern Plains Associates II, LLC, an Oklahoma limited liability company (the “Maker”), promises to pay to the order of Southern Plains Medical Center, Inc., at 9663 Santa Monica Blvd. #950, Beverly Hills, CA 90210, or at such other place as the holder may from time to time designate in writing, the amount of $295,000.00 and interest at the rate of 5.00% per annum. The Maker shall pay accrued interest monthly commencing on October 1, 2011, and continuing on the first day of each month thereafter until January 1, 2013, on which date the Maker shall commence paying monthly installments of principal and interest in the amount of $2,998.01. The balance of unpaid principal and interest shall be due and payable in full on July 1, 2021.
This note may be prepaid in whole or in part at any time without premium or penalty. Any amount not paid when due shall accrue interest at the rate specified above plus 2.00% per annum.
The Maker shall have the right to offset against any payment owing under this Promissory Note the amount of any claim (i) against Rural Hospital Acquisition, L.L.C. for indemnification or otherwise under or relating to the Stock Purchase Agreement between the Maker and Rural Hospital Acquisition, L.L.C. dated June 30, 2011, or (ii) against Southern Plains Associates, L.L.C. for breach of any representation or warranty or otherwise under or relating to the Real Estate Purchase Agreement between the Maker and Southern Plains Associates, L.L.C. dated June 30, 2011.
If any installment of principal and interest or any other payment required under this note is not paid on the due date and nonpayment continues for ten days after the Maker’s receipt of notice of nonpayment from the holder, the holder may at any time thereafter declare the entire indebtedness evidenced hereby immediately due and payable.
The Maker will pay to the holder its reasonable attorneys’ fees, court costs, and other expenses incurred in collecting this note.
This note and the legal relations between the Maker and the holder shall be governed by the laws of the State of Oklahoma without giving effect to any conflict of law provision (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the law of any other jurisdiction.
The Maker and all other persons who are or may become liable for all or any part of the indebtedness evidenced by this note (i) waive presentment, protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, diligence in collection, and any and all other notices and defenses except payment, (ii) consent to any extensions of time for payment, the release of any collateral for this note, and the release of any party liable for payment of this note, without notice to any of such parties and without discharging any party’s liability under this note, and (iii) waive the right to a jury trial in any proceeding related to this note.

EXECUTED on June 30, 2011.

Southern Plains Associates II, LLC

By

Name
Title

Address:

Signature Page to APA Promissory Note